Exhibit 3.42

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “CANWEST (U.S.) INC.”, FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF SEPTEMBER, A.D. 2004, AT 11:27 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

[SEAL]	/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State

3860476 8100	AUTHENTICATION: 3380481

040699510	DATE: 09-29-04

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:37 AM 09/28/2004
FILED 11:27 AM 09/28/2004
SRV 040699510 - 3860476 FILE

CERTIFICATE OF INCORPORATION

OF

CANWEST (U.S.) INC.

************

FIRST: The name of the corporation is CanWest (U.S.) Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in Delaware is 222 Delaware Avenue, 9th Floor, Wilmington, New Castle County, Delaware, 19801. The Corporation’s registered agent at that address shall be The Delaware Corporation Agency, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware solely in connection with the exchange of new Senior Subordinated Notes due 2014 (“New Notes”) to be issued by 3815668 Canada Inc. for outstanding 12 1/8% Senior Notes due 2010 issued by Hollinger Participation Trust (the “Trust”), including (i) acquiring such New Notes from 3815668 Canada Inc., (ii) acquiring from the Trust the Fixed Rate Subordinated Debentures due 2010 issued by 3815668 Canada Inc., (iii) financing such exchange and the transactions related thereto, (iv) entering into agreements related thereto, including a dealer manager agreement, and (v) taking all other necessary and proper actions in connection therewith or furtherance thereof or ancillary thereto. It is intended that all of the transactions listed in clauses (i) through (v) of the previous sentence will be part of a single integrated transaction. The Corporation shall also be empowered to take any necessary action to ensure compliance with any credit agreements of 3815668 Canada Inc., CanWest Media Inc. and CanWest Global Communications Corp.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 3,000 shares of common stock, $.01 par value.

FIFTH: The name and address of the incorporator is Michael J. Scali, 222 Delaware Avenue, 9th Floor, Wilmington, Delaware 19801.

SIXTH: In addition to the powers conferred under the General Corporation Law, the board of directors shall have power to adopt, amend, or repeal the by-laws of the Corporation.

SEVENTH: Subject to any contrary provision of the General Corporation Law, the books of the Corporation may be kept at such place or places, within or without the State of Delaware, as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

EIGHTH: The election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

NINTH: To the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time, or in analogous provisions of successor law, there shall be no liability on any part of any director of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred herein upon stockholders and directors are granted subject to this reservation.

I, THE UNDERSIGNED, do make this Certificate for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware; and intending that this be an acknowledgment within the meaning of Section 103 of the General Corporation Law, have executed this document on September 28, 2004.

/s/ Illegible
Incorporator